January 29, 2024

Dear Mr. Williams:

In connection with your transition from Chief Financial Officer and Executive Vice President of Chemed Corporation (the “Company”) to an employee in an advisory role to the Chief Executive Officer, I am please to inform you that you have been granted a target number of  6,424 share units, which are the equivalent of one share of the Company’s Capital Stock (“Capital Stock”), par value $1.00 per share (“Performance Share Units”), under the 2022 Stock Incentive Plan (the “Plan”).  Subject to the terms and conditions of this Agreement and the Plan and depending on the Company’s performance, as set forth below, you may earn between one hundred percent (100%) to two hundred percent (200%) of the target number of Performance Share Units.  Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan, unless otherwise stated herein.

1.  The Performance Share Units (and any additional Dividend Share Units with respect to such Performance Share Units, as set forth in Section 3) shall vest and be earned based on the Company’s three-year total shareholder return percentile ranking as compared to the Peer Companies, as defined below (“3-Year TSR Percentile”) for the performance period beginning January 1, 2024 and ending December 31, 2026 (the “Performance Period”) as set forth below (the “Performance Goal”).

2.  No later than March 15, 2027, the Company’s Compensation/Incentive Committee (the “Committee”) shall determine the extent to which each Performance Goal has been achieved and shall determine the number of Performance Share Units that has been earned by you. The number of Performance Share Units to be vested and earned shall be based on the degree of achievement of the Performance Goal, in accordance with the following tables.

	3-Year TSR Percentile	Percentage of Target Shares

Maximum	Greater than 90th	200.0%
	75th	150.0%
	60th	125.0%
Target	Less than 50th	100.0%

For performance levels between those appearing in the above table, the number of Performance Share Units to be vested and earned shall be interpolated between the next closest performance levels appearing in the tables.  The Committee has no discretion to increase some or all of the number of shares of Capital Stock that would otherwise be earned as a result of the satisfaction of the Performance Goal.

3-Year TSR Percentile means the percentile ranking of the Company’s 3-Year TSR as compared to the 3-Year TSR of each of the Peer Companies, where 3-Year TSR means, for the Company and each of the Peer Companies, a company’s total shareholder return, which is equal to Closing Average Stock Price divided by the Opening Average Stock Price raised to the 1/3 power, minus one (1).

Closing Average Stock Price means the average of a company’s closing stock price over the thirty (30) trading days ending on the last day of the Performance Period, or in the case of a Change in Control (as defined in the Chemed Corporation Change in Control Severance Plan, the “CIC Severance Plan”), ending on the date of the Change in Control or some earlier date, as determined by the Committee, where such price takes into account dividends paid on a company’s stock during the Performance Period, assuming same day reinvestment of the dividends into shares of the company’s stock at the closing stock price on the ex-dividend date.

Opening Average Stock Price means the average of a company’s closing stock price over the thirty (30) trading days ending on the first day of the Performance Period.

Peer Companies means the list of companies appearing in Exhibit A of this Agreement.  In the event of a merger, acquisition, or other similar business combination of a Peer Company during the Performance Period where the Peer Company is not the surviving entity or a Peer Company is taken private or is no longer publicly traded in the United States during the Performance Period, the company shall no longer be a Peer Company.  In the event of a bankruptcy, liquidation, or dissolution of a Peer Company or a Peer Company otherwise ceases to conduct operations during the Performance Period, its 3-Year TSR shall be deemed to be -100%.

Any fractional shares resulting from the determination of the number of Performance Share Units to be earned and vested shall be rounded to the nearest whole number of shares of Capital Stock.

3.  If the Company pays a cash dividend during the Performance Period, your number of target Performance Share Units, including any such previous Dividend Share Units (as defined below), will increase on the dividend payment date by a number of units equal to the per share cash dividend amount multiplied by such number of target Performance Share Units divided by the Company’s closing stock price on the dividend payment date (“Dividend Share Units”).

4.  You will not, except as otherwise specifically required or permitted by this Agreement, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Performance Share Units or any interest therein.

5.  Any provision of this Agreement to the contrary, the Company may take such steps as it believes necessary or desirable to obtain sufficient funds from you to pay all taxes, if any, required by law to be withheld in respect of the Performance Share Units including, but not limited to, requiring payments to the Company by you or on your behalf and/or taking deductions from amounts payable by the Company to you or on your behalf.

6.  Each of the parties hereto agrees to execute and deliver all consents and other instruments and to take all other action deemed necessary or desirable by counsel for the Company to carry out each term of this Agreement.  Each party recognizes that the other party has no adequate remedy at law for breach of this Agreement and recognizes, consents, and agrees that the other party shall be entitled to an injunction or decree of specific performance directed to the other party that the provisions of this Agreement be carried out.

7.  (a)  Any notice to the Company under or pursuant to this Agreement shall be deemed to have been given if and when delivered in person to the Secretary of the Compensation/Incentive Committee or if and when mailed by certified or registered mail to the Secretary of the Compensation/Incentive Committee at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202, or such other address as the Company may from time to time designate in writing by notice to you given pursuant to paragraph 9(b) hereof.

(b)  Any notice to you under or pursuant to this Agreement shall be deemed to have been given if and when delivered to you in person or if and when mailed by certified or registered mail to you at your address hereinabove given or such other address as you may from time to time designate in writing by notice to the Company given pursuant to paragraph 9(a) above.

8. Notwithstanding any remedy provided for in this Agreement, nothing in this Agreement shall preclude the Company from taking any other action or enforcing any other remedy available to the Company.

9.  In consideration for the grant of Performance Share Units set forth above, you agree as follows:

(a) You have been and shall be provided during your employment with the Company, and shall not disclose to anyone or make use of any, trade secrets and proprietary or confidential information of the Company or an affiliate, including such trade secrets and proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which you acquired or acquire during the period of your employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection and in furtherance of your work as an employee of the Company or an affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without your violation of this Paragraph 9(a). You hereby agree that prior to or immediately following your termination of employment with the Company, unless otherwise agreed, you shall return all Company property in your possession (and sign a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phones, personal handheld devices, keys and access cards, credit cards, vehicles, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or an affiliate. For the avoidance of doubt, nothing in this Agreement prohibits you from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 9(a), to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(b) For and in consideration of the grant of Performance Share Units pursuant to the terms hereof, and in recognition of the fact that you will be provided confidential information, customer goodwill, and other valuable rights of the Company or an affiliate which must be protected, and ancillary to those agreements between the parties, you covenant and agree that you will not, at any time during the longer of (i) the duration of the Performance Period, or (ii) the duration of your employment with the Company or any affiliate, and in either case, for a period of twelve (12) months thereafter (such longer period, the “Covenant Period”), directly or indirectly, solicit or induce any customer of the Company or an affiliate in an attempt to divert, transfer, or otherwise take away business from the Company or an affiliate. You further agree that during the Covenant Period you shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt employee of the Company or any affiliate to accept employment or affiliation with another firm or corporation engaging in such business or activity of which you are an employee, director, owner, partner or consultant.

(c) In consideration of the grant of Performance Share Units pursuant to the terms hereof, and in recognition of the fact that you will be provided confidential information, customer goodwill, and other valuable rights of the Company or an affiliate which must be protected, and ancillary to those agreements between the parties, you covenant and agree that you will not, at any time during the Covenant Period directly or indirectly, engage in any business or in any activity related to the  businesses operated by the Company or its Subsidiaries during which time you were employed by the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent you from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to your total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved.

(d) You agree that the obligations set forth in this Paragraph 9 are in addition to and not in limitation of any obligations that would otherwise exist as a matter of law.

(e) You agree that the time and geographic restrictions set forth in this Paragraph 9 are reasonable and that, given your role with the Company, the geographic scope of the covenants set forth in this Paragraph is global.  In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, you and the Company agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(f) In the event that you violate any provision of this Paragraph 9, the Company shall be entitled to cancel and you shall forfeit any and all Performance Share Units granted hereunder.

10.   By execution of this Agreement, you confirm and acknowledge that as of the date hereof, (i) you have resigned your roles as Executive Vice President and Chief Financial Officer of the Company, (ii) your Employment Agreement, dated as of December 1, 2006 (as subsequently amended) has been terminated and is no longer in force or effect, and (iii) you are no longer entitled to any benefits under the Company’s Change in Control Severance Plan.  You will remain a full-time employee of the Company, serve in a role as an advisor to the Chief Executive Officer, and may be invited, from time to time, to attend board meetings and provide advice to the Board of Directors. Your employment may be terminated by the Company for any reason or no reason upon written notice of no less than twelve (12) months.  You will be entitled to participate in those benefits made available to other employees generally, and your salary will be $38,750 per month during your continued employment, payable in accordance with the Company’s standard payroll practices.  Any annual incentive payments or equity grants will be at the complete discretion of the Board of Directors or the Committee, as applicable.

11.  The Company will not disparage, impugn, or otherwise take any action which could reasonably be expected to affect your personal or professional reputation.  You will not disparage, impugn, or otherwise take any action which could reasonably damage the reputation of the Company, any of its affiliates or their employees, directors, officers, employees, or business practices.

12.This Agreement has been executed pursuant to the Plan of the Company, and the Plan is incorporated herein by reference.

13.  The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, you hereunder, including but not limited to any Capital Stock issued by the Company or the proceeds from the sale of any such Capital Stock, under any current or future compensation recovery policy that it may establish and maintain from time to time to meet listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise.

14.  This Agreement shall be binding upon and inure to the benefit of (a) the Company, its successors and assigns, and (b) you, and to the extent applicable, any beneficiary in the event of your death.

15.  This Agreement has been executed, and it and any shares of Capital Stock that are to be delivered, in accordance with the laws of the State of Ohio, the state in which the Company maintains its principal executive offices, and the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

16.  Upon the occurrence of a Change in Control (as defined in the CIC Severance Plan) during the Performance Period, the number of Performance Share Units to be vested and earned shall be based on the greater of (i) the degree of achievement of the Performance Goal as of the date of the Change in Control or some earlier date, as determined by the Committee, in accordance with the tables set forth in Section 2 of this Agreement; or (ii) the target number of Performance Share Units; provided, however, that the date on which these Performance Share Units shall become vested and earned will be January 1, 2027, subject to the terms of Section 5 of this Agreement where such date is to be considered the date on which the Committee determines the actual number of shares of Capital Stock to be delivered to you and your employment is with the surviving or successor entity; provided, however, that upon a termination of your employment (i) for reasons other than Cause; or (ii) for Good Reason (as defined in the CIC Severance Plan), the Performance Share Units shall become immediately vested and earned.  Upon the Change in Control, the Company shall cause the surviving entity to issue replacement Performance Share Units (“Replacement Award”), which units shall be the equivalent of one share of common stock of the surviving entity.  The number of Performance Share Units subject to such Replacement Award shall be determined based on the Company’s stock price immediately before the Change in Control and the stock price of the surviving entity immediately after the Change in Control, such that the total value of the Performance Share Units immediately prior to the Change in Control is equal to the value of the Replacement Award immediately after the Change in Control.  Such Replacement Award shall vest immediately prior to any subsequent transaction with respect to the surviving entity (or parent or subsidiary company thereof) of substantially similar character to a Change in Control.  Notwithstanding anything to the contrary contained herein, if the surviving entity is no longer publicly traded on a United States exchange at the date of the Change in Control or the conversion into a Replacement Award is not properly executed, then such Performance Share Units shall become vested and earned immediately following the Change in Control.  By accepting this grant and Agreement, you explicitly agree that, to the extent there is a conflict between the terms of this Section 16 and the CIC Severance Plan, the terms of this Section 16 shall control.

Very truly yours,

CHEMED CORPORATION

Executed and agreed toBy: /s/ Brian C. Judkins

as of:     Brian C. Judkins

    Vice President, Secretary

    and Chief Legal Officer

____________________________

Date: January 29, 2024

EXHIBIT A:  Peer Companies List

ABM Industries, Inc.
Acadia Healthcare Co., Inc.
Amedisys, Inc.
Brookdale Senior Living, Inc.
Clean Harbors, Inc.
Comfort Systems USA, Inc.
Encompass Health Corp.
Healthcare Services Group, Inc.
LHC Group, Inc.
National Healthcare Corp.
Pediatrix Medical Group (formerly MEDNAX,INC.)
RadNet, Inc.
Rollins, Inc.
Select Medical Holdings Corp.
Stericycle, Inc.
Team, Inc.
Tetra Tech, Inc.
The Ensign Group, Inc.